UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2005

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Blair Mill Road, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2005, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Kulicke and Soffa Industries, Inc. (the “Company”) adopted an Officer Incentive Compensation Plan (the “Plan”). Executive officers of the Company and other officers elected by the Board of Directors are eligible to participate in the Plan. Under the Plan, each quarter, a cash incentive award pool will be funded according to performance relative to return on invested capital (“ROIC”) targets set by the Committee. Individual awards will be calculated and paid from the pool to officers based upon Company, business unit and individual objectives.

No officer incentive compensation plan was in effect for the first three fiscal quarters of the Company’s fiscal year 2005. During this period, the Committee analyzed alternative methods for linking officer incentive compensation to Company performance and determined to incorporate ROIC into any future incentive plan as the trigger for funding an incentive award pool.

On August 2, 2005, at a regularly scheduled meeting, the Committee adopted the new Plan and included an ROIC target for the Company’s fourth fiscal quarter. The award pool will be funded according to performance relative to a target ROIC percentage. At the August 2, 2005 meeting, the Committee also approved targets proposed by management at the beginning of the Company’s fourth fiscal quarter for Company and business unit performance and individual objectives. For the fourth fiscal quarter, no award will be paid unless the Company has positive net income for the quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

Date: August 5, 2005	By:	/s/ Maurice E. Carson
Maurice E. Carson
Vice President and Chief Financial Officer